Exhibit 99.1

USANA Health Sciences Announces Appointment of John T. Fleming to Board of Directors

SALT LAKE CITY--(BUSINESS WIRE)--September 8, 2020--USANA Health Sciences, Inc. (NYSE: USNA) today announced the appointment of John T. Fleming to the company’s board of directors effective September 4, 2020. Mr. Fleming joins the board as an independent director and brings more than fifty years of direct selling experience.

Kevin Guest, CEO and Chairman of the Board, commented, “I’m very pleased to welcome John Fleming to USANA’s board of directors. John is a veteran direct selling industry leader, writer, executive and consultant. His vast experience as a direct selling executive, as publisher/editor-in-chief at Direct Selling News, and as a founder and CEO of his own ventures, makes him a unique and significant addition to the board. I look forward to working alongside him to advance USANA’s business and customer experience.”

Mr. Fleming commented, “I am honored to accept a seat on USANA’s board of directors. Having spent so many years in the industry, I am very familiar with USANA and its values, which make it a leader in nutrition and direct selling. I look forward to once again working with a world-class team and contributing to USANA’s future success.”

About Mr. John T. Fleming

Mr. Fleming is a student, researcher and advocate of the direct selling channel of distribution. His many years of involvement with the direct selling business model has been through actual involvement as an independent contractor, owner of a direct selling company, officer of one of the world’s largest direct selling companies, and Publisher/Editor-in-Chief of the most notable trade publication concerning direct sales. Since 2006, he has served as founder and CEO of Ideas and Design Group, a consulting firm that services business models that utilize independent contractors to market products and services. From 2006-2015, Mr. Fleming served as Publisher and Editor-in-Chief of Direct Selling News, the most notable trade publication for executives and companies that utilize the direct selling channel of distribution. Prior to that, Mr. Fleming held a variety of executive positions with Avon, one of the largest direct selling companies in the world.

Acknowledgement of Mr. Fleming’s accomplishments, advocacy and understanding of the direct selling business model (www.johntfleming.info) is best summarized by the three most distinguished awards he has received: The Direct Selling Education Foundation’s Circle of Honor - 1997 and both the Direct Selling Association Hall of Fame induction in 2016 and, in that same year, the first Direct Selling News Lifetime Achievement Award. Mr. Fleming also serves as a consultant, speaker and writer.

About USANA

USANA develops and manufactures high-quality nutritional supplements, healthy foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium, Colombia, Indonesia, Germany, Spain, Romania, and Italy. More information on USANA can be found at www.usana.com.

Contacts

Investors contact:
Patrique Richards
Investor Relations
(801) 954-7961
investor.relations@us.usana.com

Media contact:
Dan Macuga
Public Relations
(801) 954-7280